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                                                                    Exhibit 10.9

                         NORCROSS SAFETY PRODUCTS L.L.C.
                            2211 York Road, Suite 215
                               Oak Brook, IL 60523


                                  June 25, 2001


Charles Ellis
9965 Westwood Manor Dr.
Germantown, TN 38139

Dear Sid:

          As we discussed, I am setting forth the general terms pursuant to which you would become employed by North Safety Products Inc. ("North"), a wholly-owned subsidiary of Norcross Safety Products L.L.C. ("NORCROSS"). We are targeting July 15, 2001 as the start date for your employment.

          You would be employed by North as the president of North's United States industrial division and will devote all of your business time and attention to such endeavors, and to the extent requested, to the endeavors of its affiliates. Your base salary would begin at $250,000 per annum (the "BASE SALARY"), less applicable deductions and withholdings, with a target bonus equal to 75% of Base Salary ("TARGET BONUS"), 75% of your Target Bonus would be determined by North's board of directors based on the performance of North's United States industrial division exclusively and 25% of your Target Bonus would be determined by the North's board of directors based on the consolidated performance of Norcross generally. Your guaranteed Target Bonus for the first year of your employment is $110,000.

          Effective upon your start of employment, you shall be entitled to participate in all employee benefit plans for which senior executives of North are eligible. A summary of the terms and conditions of these employee benefit plans will be sent to you shortly and will include information regarding the Company's relocation plans to assist in your relocation to a residence near North's Cranston, Rhode Island headquarters. You will also be entitled to receive 140,000 unit appreciation rights for NSP Holdings L.L.C. (Norcross' parent company), subject to the terms and conditions of the Unit Appreciation Rights Plan previously distributed to you and your execution of appropriate documentation in connection therewith. During the term of your employment, you shall be entitled to three weeks' paid vacation. During the term of your employment, you will abide by all of North and its affiliates' policies, rules and regulations.

          Your employment with the Company is "at will," meaning that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. In the event that you are terminated without cause by North, you will be entitled to severance pay equal to 150% of one year's Base Salary, less

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applicable deductions and withholdings, payable at such times as you would have received your Base Salary had you continued to be employed, if you deliver to North a release agreement in form and substance satisfactory to North.

          Commencement of employment shall be conditioned upon execution and delivery of a standard, mutually satisfactory agreement containing non-compete, non-solicit (each of which shall survive for two years after termination of employment), confidentiality and work product provisions (each of which shall survive indefinitely).

          This letter, upon your execution hereof, and the documents referenced in this letter, contains the entire agreement between you and North and its affiliates replaces all prior agreements, communications and understandings, whether written or oral, with respect to your employment and all matters related thereto.

          In signing this letter, you give North assurance that you have read and understood all of its terms; that you have had a full and reasonable opportunity to consider its terms and to consult with anyone of your choosing; that you have signed this letter knowingly and voluntarily; and that in signing this letter you have not relied on any promises or representations, express or implied, which are not set forth expressly in this letter.

          We believe that your employment with North will prove to be a mutually rewarding experience and look forward to the opportunity to work with you towards North's continued growth. Please indicate your acceptance and acknowledgement to this offer of employment by signing where indicated below. Please contact me at (630) 572-8231 with any questions.


                                          Sincerely,


                                          /s/ Robert A. Peterson
                                          Robert A. Peterson


                                          Accepted, Acknowledged and Agreed to:

                                          /s/ Charles Ellis
                                          -----------------
                                          Charles Ellis

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                           COVENANT NOT TO COMPETE AND
                       CONFIDENTIAL INFORMATION AGREEMENT

     This Covenant Not to Compete and Confidential Information Agreement ("Agreement") entered into as of the 17th day of July 2001, by and between North Safety Products ("Company") and Charles "Sid" Ellis ("Employee").

     In consideration of the employment and/or continued employment by Company of Employee for any period of time whatsoever, from and after the date hereof, the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the parties agree as follows:

     1. Employee's compensation for services rendered to Company will be as indicated by a separate compensation letter, which may be amended from time to time, and is incorporated herein by reference.

     2. Employee shall be entitled to reasonable vacations and time off when ill, as well as other fringe benefits, as outlined in Company's then current policies and procedures.

     3. During the continuation of Employee's employment by Company, s/he will devote her/his entire business time, energy, attention and skill to the services of Company and to the promotion of its interests and s/he will not design, develop, sell or otherwise deal in any merchandise of any type except for that of Company.

     4. Employee understands that this Agreement creates/continues an AT WILL employment relationship with Company, Employee further understands that this Agreement provides Employee with no rights to continued employment for any time whatsoever and s/he may be discharged at any time with or without cause. In the event a change of ownership occurs, the severance agreement as outlined in the offer of employment agreement dated July 17th (attached) shall apply.

     5. Employee's position and title is President of North US Industrial. Employee shall perform all the duties and tasks required of a President of North US Industrial and such other duties as may be required from time to time by Company. Employee shall work those hours necessary to perform the duties required under this Agreement Employee shall devote her/his entire productive time, ability and attention to the business of Company during the term of this Agreement. The services of Employee shall be performed at such location as determined solely by Company.

     6. Employee acknowledges that (1) Company's products are highly specialized items; (2) the identity and particular needs of Company's customers are not generally known in the industry; (3) Company has a proprietary interest in the identity of its customers and customer lists; and (4) documents and information regarding Company's methods of production, sales, pricing, costs, and the specialized requirements of Company's customers are highly confidential and constitute trade secrets.

     7. Under no circumstances shall employee remove from Company's office any of Company's books, records, documents, or customer lists, or any copies of such documents, without the written permission of Company; nor shall Employee make any copies of such books, records, documents, or customer lists for use outside of Company's office except as specifically authorized in writing by Company.

     8. (a) As used herein, the term "trade secrets" and "confidential information" shall include, but are not limited to, any printed or written material which belongs to Company, any lists of clients or customers of Company, knowledge of customer requirements, contractors, subcontractors, technical know-how, special methods, procedures, sales techniques, prices, sales records, methods of production, and other techniques used by Company in Company's business.

               The above-mentioned "trade secrets" and/or "confidential information" have been or may be disclosed to Employee by Company, and Employee agrees that during and subsequent to her/his employment, s/he will not discuss, use or divulge to any person, corporation, company, or business entity, however organized, any trade secrets or confidential information, or any printed or written material which belongs to Company, except as authorized by Company in writing. The parties hereto stipulate that as between them, the "trade secrets" and "confidential information" described above are important, material, and confidential and gravely affect the effective and successful conduct of the business of Company, and Company's goodwill, and that any breach of the terms of this paragraph shall be a material breach of this Agreement. Upon termination of her/his employment for any reason whatsoever, Employee agrees to immediately return to Company all records, customer lists, or any printed or written material in her/his possession which belong to Company. Employee

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               will not use her/his knowledge of the business of Company for the benefit of herself/himself, or any other person or business, or divulge to others any information or data concerning Company's business affairs, including, but not limited to, records, documents, processes, equipment, property, the business or affairs of its suppliers or customers, the names of customers, names of employees, number or character of contracts, and prices, terms or particulars of Company's trade and business. Employee will, in good faith, protect the goodwill of Company's business and keep confidential her/his knowledge of such business affairs acquired while in such employ.

          (b) All confidential information is the exclusive property of Company, even if Employee helped acquire or develop that confidential information.

          (c) In consideration of Company's employing Employee in a position wherein s/he has and will gain specialized knowledge and experience of Company's customers, suppliers, employees, contractors and business strategies, Employee covenants and agrees that during the term of this Agreement and for a period of one (1) year from date of termination of Employee's employment for any reason, (or for a maximum period provided by law, whichever is less) Employee shall not directly or indirectly engage in competition with Company in any business or subdivision of a business which provides goods or services that are the same or similar to Company's nor will Employee, for said period of time become associated, affiliated or act in concert with any other employee or former employee of Company in a business capacity in a same or similar business as that of Company, nor shall s/he for such period solicit orders, directly or indirectly from any customers of Company for such goods or services as are sold or provided by Company, either for herself/himself or as an employee of any person, firm or corporation. "To engage in competition" includes, but is not limited to, engaging directly or indirectly, and irrespective of whether compensation is provided, as owner, employer, proprietor, partner, shareholder, principal, consultant, agent, independent contractor, officer or employee or acquiring an interest, in any business or subdivision of a business offering goods or services that are the same or similar as those supplied by Company.

          (d) The parties have attempted to limit Employee's right to compete only to the extent necessary to protect Company from unfair competition. The parties hereby agree that, if the scope or enforceability of the restrictive covenant contained in paragraph 9(c) is in any way disputed at any time, a court or other trier of fact may modify and enforce this covenant to the extent that it believes to be reasonable under the circumstances existing at that time.

          (e) Employee further acknowledges that in the event her/his employment with Company terminates for any reason, s/he will be able to earn a livelihood without violating the foregoing restrictions and that her/his ability to earn a livelihood without violating such restrictions is a material condition to employment with Company.

          (f) In the event of a breach or a threatened breach by Employee of the covenants set forth in this Agreement, Company shall be entitled to an injunction restraining Employee from the commission of such breach. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages, reasonable fees for its attorneys and costs. Company's decision not to enforce any noncompetition agreement against any consultant or employee of Company shall not constitute a waiver of any rights under this Agreement. Employee specifically acknowledges that irreparable injury will result to the Company and its business in the event of her/his violation of any of the noncompetition and nondisclosure provisions of this Agreement, and that Employee would not have been continued in the employ of Company and entitled to the benefits of an employee of Company if s/he had not entered into the agreements herein contained.

          (g) The covenants of Employee in this Paragraph 8 shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

          (h) All provisions of this Agreement are intended to be severable. In the event any term, provision, or restriction of this Paragraph 8 is held to be illegal, invalid or unenforceable in any respect, such finding shall in no way affect the legality, validity, or enforceability of all other provisions of this Paragraph 8. The parties agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law. In the event that any provision relating to time period and/or area of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or area such court deems reasonable and enforceable, the time period and/or area of

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               restriction as provided in this Agreement shall be deemed to be the maximum time period and/or area which such court deems reasonable and enforceable.

     9. (a) Any and all inventions and discoveries, whether or not parentable, made during the employment period with Company, are the exclusive property of Company even if Employee helped develop or make the invention or discovery. Employee shall assign all such inventions to Company.

          (b)  As to all inventions, Employee shall, upon request of Company,
               (1) execute all documents which Company shall deem necessary or proper to enable it to establish title to or an interest in such inventions, or other rights, and to enable Company to file and prosecute applications for Letters Patent of the United States and any foreign country; and (2) do all things (including the giving of evidence in suits and other proceedings) which Company shall deem necessary or proper to obtain, maintain, or assert patents for any and all such inventions or to assert its rights in or interests to any inventions not patented.

          (c) All expenses incident to any action required by Company or taken on its behalf pursuant to the provisions of this Section shall be borne by Company, including without limitation, a reasonable payment for Employee's time (based on his then current compensation rate) and expenses involved in case s/he is not then in Company's employ.

     10. During the employment period or thereafter, Employee shall do all things, including the giving of evidence in suits and other proceedings, which Company shall deem necessary or proper to obtain, maintain or assert rights accruing during Employee's employment and in connection with which Employee has knowledge, information or expertise. All reasonable expenses incurred by Employee in fulfilling the duties set forth in this Paragraph shall be reimbursed by Company to the full extent legally appropriate.

     11. Failure of either party to exercise any right and remedies hereunder shall not constitute a waiver of the right to exercise the same at that or any other time. Notwithstanding the fact that the obligations hereunder may be breached, accelerated, limited, or eliminated, Employee shall continue to be bound by this Agreement for the remainder of the term of the covenants.

     12. Employee acknowledges that s/he has carefully read this entire Agreement and fully agrees with and understands all the provisions herein. Employee further agrees that no representations, other than as specifically contained herein have been made to Employee as a consideration of Employee's signing this Agreement. Employee understands the reasons for this Agreement and agrees that the terms hereof are fair in that Company has, at substantial cost, developed the trade secrets and taught them to Employee and will continue to develop trade secrets and teach them to Employee and has at considerable cost, developed a clientele and following, the identity of which has been confidentially disclosed to Employee, and that it is of critical importance to Company to maintain that the trade secrets and confidential information of Company not be used to benefit Employee or competitors of Company, nor unfairly used by existing or future competitors of Company and that the loyalty of Company's clientele and following not be unfairly diminished and that the other employees of Company remain loyal to and serve the interest of Company.

     13. (a) This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Company and contains all of the representations, covenants, and agreements between the parties with respect to such employment in any manner whatsoever.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island

          (c) It is expressly agreed that Employee shall have no right or authority at any time to make any contract or binding promises of any nature, whether oral or written without the express written consent of Company, notwithstanding anything in this Agreement to the contrary.

          (d) This Agreement shall inure to the benefit of the Company, its successors and assigns. Where necessary to the context of this Agreement the singular shall include the plural and vice versa.


BY EMPLOYER: /s/ Robert Peterson                 EMPLOYEE: /s/ Charles Sid Ellis
            ----------------------------------            ----------------------
            Robert Peterson; President and CEO            Charles Sid Ellis
            NORCROSS SAFETY PRODUCTS LLC

DATE:           7/17/01                          DATE:     7/17/2001
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